EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this fifth amendment to the Registration Statement on Form S-1 (File No. 333-113865) of our report dated February 25, 2004, except as to Note 18 which is as of July 23, 2004, relating to the consolidated financial statements of MetroPCS Communications, Inc. We also hereby consent to the use in this fifth amendment to the Registration Statement on Form S-1 (File No. 333-113865) of our report dated February 25, 2004 relating to the financial statement schedule of MetroPCS Communications, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial and Other Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas

July 26, 2004